Exhibit 10(a)(7)
                                                                ----------------

                              EMPLOYMENT AGREEMENT
                              --------------------

         This Employment Agreement dated as of January 1, 2003 is by and between Patriot National Bank, a national banking association ("Patriot") and Todd Brown (the "Executive").

                                    RECITALS

         Patriot desires to employ the Executive and to have the benefit of his skills and services, and the Executive desires to be employed by Patriot on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties, intending legally to be bound, hereby agree as follows:

                                   AGREEMENTS

         Section 1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

         "Board" means the Board of Directors of Patriot as same is constituted from time to time.

         "Business" means the business operations of the Pinnacle Financial Division of Patriot National Bank, which consists of the residential mortgage brokerage origination business as it exists on the date hereof.

         "Cause" means (a) the commission by the Executive of any act, on or after the date of this Agreement, constituting, as to any cash funds or other receipts of Patriot, or any material property of Patriot or any other Person,
(i) theft, (ii) embezzlement, (iii) fraud, (iv) gross misconduct, (v) dishonesty or (vi) misappropriation of material property under applicable law; (b) the conviction of the Executive of (i) a crime resulting in material injury to the business or property of Patriot or (ii) a felony; (c) the material breach by the Executive of this Agreement, including but not limited to the failure by the Executive to follow all reasonable and lawful directions of the Board as to any material matter, or the taking of any action by the Executive that would be reasonably likely to cause material injury to Patriot or that would be in conflict with any material interest to Patriot within a reasonable period of time following Executive's receipt of written notice thereof by Patriot, which notice is sufficiently specific so as to permit Executive reasonably to cure such misconduct; or (d) the misuse or unlawful use of drugs, alcohol or other controlled substances in contravention of written policies of Patriot that are applicable to all employees of Patriot.

         "Confidential Information" means information that was or is used, developed or obtained by Patriot in connection with its business, including (a) products or services, (b) fees, costs and pricing structures, (c) analyses, (d) computer software, including operating systems, applications and program listings, (e) flow charts, manuals and documentation, (f) data bases, (g) accounting and business methods, (h) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (i) other copyrightable works, (j) all technology and trade secrets, and (k) all similar and related information in whatever form or medium. Notwithstanding the foregoing, this Agreement imposes no obligation upon the Executive with respect to Confidential Information which (a) was known to the Executive before receipt from Patriot, (b) is or becomes publicly available through no fault of the Executive, (c) is disclosed to the Executive by a third party without a duty of confidentiality on the part of the third party to Patriot, (d) is subsequently independently developed by the Executive without a breach of this Agreement, or (e) is required to be disclosed by the Executive in a judicial or administrative proceeding, provided that the Executive gives Patriot reasonable advance notice of such required disclosure so that Executive may contest the disclosure or seek a protective order.

         "Effective Date" means the date of this Agreement.

         "Employment Period" has the meaning set forth in Section 5 of this Agreement.

         "Executive" means Todd Brown.

         "Permanent Disability" shall have occurred if as a result of physical or mental incapacity, the Executive shall have been incapable of performing Employee's duties hereunder for a period in excess of 120 consecutive days in any 6 month period, or an aggregate of 240 days in any 12 month period.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Pinnacle" means the Pinnacle Financial Division of Patriot.

         "Reimbursable Expenses" has the meaning set forth in Section 4.5 of this Agreement.

         "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees


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


thereof is at the time owned or controlled, directly or indirectly, by that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of the Person or a combination thereof. For purposes of this Agreement, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated a majority of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

         "Termination Date" shall mean December 31, 2003.

         Section 2. Employment. Patriot hereby employs the Executive, and the Executive hereby accepts employment with Patriot, upon the terms and conditions set forth in this Agreement, for the Employment Period provided in Section 5.

         Section 3. Position and Duties.

         3.1 Position. The Executive shall hold the position of Executive Vice President of Patriot National Bank. During the Employment Period, the Executive will perform such reasonable executive and management duties as may, from time to time, be determined and assigned to him by the Chairman, Chief Executive Officer, President, and/or the Management Committee of Patriot National Bank, which duties shall be similar to the services the Executive rendered to Pinnacle in the past and shall relate primarily to the residential real estate mortgage origination business of Patriot and its affiliates. Patriot shall not require the Executive to relocate to any office of Patriot outside of Nassau County, New York.

         3.2 Performance of Duties; Other Activities. The Executive shall devote his best efforts, attention and skills toward performing his duties on behalf of Patriot, and his full business and professional time to fully and faithfully perform such duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. The Executive shall do such traveling as may reasonably be required in connection with the performance of his duties and responsibilities hereunder, provided that the Executive will not be assigned to regular duties such as would require him to relocate his permanent residence.

         3.3 Reporting. The Executive will report to the Chairman, Chief Executive Officer, President, and/or the Management Committee of Patriot National Bank.


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


         Section 4. Compensation and Benefits.

         4.1 Compensation. The compensation payable to the Executive by Patriot during the Employment Period is set forth on Schedule A hereto.



         4.2 Executive Stock Purchases and Stock Options. The Executive may be granted options and opportunities to purchase Patriot Common Stock as may be awarded in the sole discretion of Patriot's Board of Directors from time to time.

         4.3 Benefits. In addition to the aforesaid compensation, the Executive shall be entitled to be included under the same rules or restrictions in any employee welfare and retirement plan or program of Patriot generally available to its employees and or officers, including, without limitation, plans for hospital services, medical services benefits, sick pay, dental and other health plans, as well as the following benefits during the Employment Period:

             (a) four weeks of paid vacation per year during the Employment Period;

             (b) five personal/sick days per year;

             (c) participation in the 401K Plan of Patriot consistent with the participation afforded other similarly positioned Patriot executives.

         4.4 Expenses. Patriot shall reimburse the Executive for any and all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Patriot's policies in effect from time to time including business travel, entertainment, mileage expenses, and other business expenses ("Reimbursable Expenses"), subject to Patriot's requirements with respect to reporting and documentation of expenses.

         Section 5. Employment Period and Termination.

         5.1 Employment Period. The Executive's employment hereunder shall commence on the Effective Date, and, unless renewed or modified by written agreement between Patriot and the Executive, the Employment Period will terminate on the "Termination Date"; provided, however, that (a) the Employment Period shall terminate prior to such date upon the Executive's death or Permanent Disability, and (b) the Employment Period may be terminated by Patriot at any time prior to such date, if such termination shall be for Cause. The Executive and Patriot agree to begin negotiations to renew this employment agreement by September 15, 2003 and to use their best efforts to complete negotiations by October 15, 2003, provided, however, that neither the Executive nor Patriot shall have any legal obligation to renew this employment agreement.


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


         5.2 Unjustified Termination. Except as otherwise provided in Section
5.3 below, if the Employment Period shall be terminated by Patriot prior to the Termination Date for any reason other than (a) for Cause, or (b) as a result of the death or Permanent Disability of the Executive (collectively, an "Unjustified Termination"), the Executive shall, so long as the Executive has not breached and does not breach the provisions of Sections 6, 7 or 8 of this Agreement, be entitled to receive during the unexpired portion of the Employment Period (i) continuation of his compensation, (ii) reimbursement of all Reimbursable Expenses incurred by the Executive prior to the termination of the Employment Period, and (iii) continuation of all medical benefits.

         5.3 Justified Termination. If the Employment Period shall be terminated by Patriot prior to the Termination Date (a) for Cause, (b) as a result of the Executive's resignation, or (c) as a result of the death or permanent disability of the Executive (collectively, a "Justified Termination"), the Executive shall be entitled to receive his compensation through the date of termination and reimbursement of all Reimbursable Expenses incurred by the Executive prior to the termination of the Employment Period. A termination for Cause shall become effective on the date designated by Patriot.

         5.4 Benefits. Except as otherwise required by law, all of the Executive's rights to fringe benefits under this Agreement, if any, accruing after the termination of the Employment Period as a result of a Justified Termination will cease upon such Justified Termination.

         Section 6. Non-Competition Agreement.

         (a) The Executive covenants and agrees that during the Employment Period, and for a period of 1 year following the Termination Date (the "Restricted Period") for any reason (excluding an Unjustified Termination by Patriot) of such employment, he will not, without the prior written consent of Patriot, on his own behalf or in the service or on behalf of others anywhere in Westchester, Nassau or Suffolk counties in the State of New York or in the State of Connecticut as an owner, manager, stockholder (except as a holder of no more than 1% of the issued and outstanding stock of a publicly traded company) consultant, director, officer, principal partner, agent or employee of any business entity, participate in the development or provision of goods or services in the area of residential conforming and nonconforming mortgage origination. The enforcement, which is at the discretion of Patriot, of this
Section 6, for the period following the Termination Date, as a result of either
(i) a non-renewal of the Employment Period under Section 5.1, or (ii) an Unjustified Termination under Section 5.2, shall be conditioned upon Patriot paying to the Executive the compensation payable under Section 4.1, Schedule A #1 - Salary / Commission, during the entire Restricted Period ( at 75% of the amount and in the same manner as paid during the final year immediately preceding the Employment Period).

         (b) The Executive covenants and agrees that during the Restricted Period, the Executive will refrain from interfering with the employment relationship between Patriot


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


and its employees and will not solicit any of such employees for employment by an entity other than Patriot.




         Section 7. Delivery of Materials Upon Termination of Employment. As requested by Patriot from time to time and upon the termination of the Executive's employment with Patriot for any reason, the Executive will promptly deliver to Patriot all copies and embodiments, in whatever form or medium, of all Confidential Information in the Executive's possession or within his control irrespective of the location or form of such material and, if requested by Patriot, will provide Patriot with written confirmation that all such materials have been delivered to Patriot.

         Section 8. Nondisclosure and Non-use of Confidential Information. The Executive will not, at any time, disclose or use any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive's performance of duties assigned to the Executive pursuant to this Agreement.

         Section 9. Affiliates; Equitable Relief. The Executive acknowledges that a breach or threatened breach by him of any of his covenants contained in Sections 6, 7 and 8 of this Agreement could cause irreparable harm to Patriot for which it would have no adequate remedy at law. Accordingly, and in addition to any remedies which Patriot may have at law, in the event of an actual or threatened breach by the Executive of his covenants contained in Sections 6, 7 and 8 of this Agreement, Patriot shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

         Section 10. No Prior Agreements. The Executive hereby represents and warrants to Patriot that the execution of this Agreement by Executive, his employment by Patriot, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other Person. Further, Executive agrees to indemnify and hold harmless Patriot and its officers, directors, and representatives for any claim, including, but not limited to, reasonable attorney's fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against Patriot or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy, or other agreement between Employee and such third party that was in existence as of the date of this Agreement. To the extent that Employee had any oral or written employment agreement or understanding with Patriot, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Employee and Patriot, such prior agreement or


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


understanding automatically shall be deemed to have been terminated and shall be null and void.

         Section 11. Miscellaneous.

         11.1 Remedies. The parties to this Agreement shall have all rights and remedies set forth in this Agreement, all rights and remedies which either party has been granted at any time under any other agreement or contract and all of the rights which either has under any law. Both parties will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or available in equity.

         11.2 Waivers and Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by Patriot and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

         11.3 Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns, whether so expressed or not; provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of Patriot.

         11.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         11.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

         11.6 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         11.7 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two business days after the date when sent to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands, and other communications will be sent to the Executive and to Patriot at the addresses set forth below.


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                  If to the Executive:

                  Todd Brown
                  c/o Pinnacle Financial Division of Patriot National Bank 20 Broad Hollow Road, Suite 3012
                  Mellville, NY 11747

                           And

                  Todd Brown
                  21 Lindbergh Street
                  Locust Valley, New York  11560

                  If to Patriot:

                  Patriot National Bank
                  900 Bedford Street
                  Stamford, CT 06901
                  Attn. Chairman

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

         11.8 No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than Patriot, the Executive and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

         11.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

         11.10 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

         11.11 Life Insurance. The Executive agrees that Patriot shall have the right to obtain life insurance on the Executive's life, at the sole expense of Patriot, as the case may be, and with Patriot as the sole beneficiary thereof. The Executive shall (a) cooperate fully


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in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents and (c) take any reasonably required medical examinations.

         11.12 Survival. Sections 6, 7, 8 and 9, of this Agreement will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            PATRIOT NATIONAL BANK


                                            By: /s/ Angelo De Caro
                                               -------------------------------

                                               Its Chairman

                                            /s/ Todd Brown
                                            ----------------------------------
                                            Todd Brown



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


                                   SCHEDULE A
                                   ----------

                                  Compensation
                                  ------------


         1. Salary / Commission. The Executive shall receive fifty(50%) percent of the fee income generated by the Pinnacle Financial Division of Patriot National Bank from mortgage transactions for customers directly obtained by the Executive, and thirty five (35%) percent of such fee income generated from mortgage transactions referred to the Executive by other Patriot representatives. The annual amount payable pursuant to the preceding sentence shall not exceed Three Hundred Thousand ($300,000.00) Dollars per year, but shall not be less than One Hundred Fifty Thousand ($150,000.00) Dollars per year. This salary will be payable by Patriot in regular installments in accordance with the general payroll practices of Patriot as in effect from time to time, initially at the rate of One Hundred Fifty Thousand ($150,000.00) Dollars per year until such time as Three Hundred Thousand ($300,000.00) Dollars in fee income has been generated, and thereafter, such draw rate will be adjusted to reflect actual quarterly fee income generation.

         The Executive shall not be entitled to receive salary/commissions in respect of new lines of business generated within the Pinnacle Financial Division of Patriot National Bank (for example, warehouse lending), provided that any such additional or new business generated by the Executive shall be taken into account by Patriot's Management Committee and Board of Directors in considering possible bonuses for the Executive.

         2. Employee Override. In addition, if Patriot earns a fifteen (15%) percent ($225,000.00) after-tax return on its initial investment in Pinnacle of $1,500,000 (after deduction for all normal expenses, salaries, commissions and deduction for any employee override payments described below), the Executive shall receive payments equal to (i) seven and one-half (7.5%) percent of the commissions paid to the employees reporting to the Executive where such employees earn fifty (50%) percent or less of the fee income generated by such employees and (ii) three (3%) percent of the commissions paid to the employees reporting to the Executive where such employees earn over fifty (50%) percent of the fee income generated by such employees. The amount of this employee override payment shall be payable annually after the results of the annual audit are certified provided that the Executive is employed by Patriot on the last day of the Employment Period.

         3. Profit Participation. After such time as Patriot earns a twenty two (22%) percent after-tax return on its initial investment in Pinnacle of $1,500,000 (after deduction of all normal expenses, salaries, commissions and employee override payments and profit participation payments), the Executive and Marcus Zavattaro shall collectively receive fifty (50%) percent of the after-tax profits of the Business over Three Hundred and Thirty Thousand ($330,000.00) Dollars (calculated on an after-tax basis), which amount shall be divided between the Executive and Marcus Zavattaro on the basis of the profit contribution


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of their respective areas in the Business, namely Long Island and
Connecticut. The Profit Participation amounts shall be payable on an annual basis after the results of the annual audit are certified provided that the Executive is employed by Patriot on the last day of the Employment Period. In calculating profits for purposes of this paragraph, the revenues and expenses of the Business shall be accounted for in accordance with generally accepted accounting principles, consistently applied.

         4. Referral Credits. In calculating profits for purposes of paragraph 3 above, the Pinnacle Financial Division of Patriot will receive credit for referral fees for any loans booked by Patriot and demand deposits maintained at Patriot, respectively, which are referred to Patriot by either the Executive or Marcus Zavattaro. Such credits will not be included in calculating the salary/commissions described in paragraph 1 above. Such credits shall be in the following amounts:

             (i) Residential First Mortgages -- One (1%) percent of principal, credited in twelve (12) equal monthly installments following the date such loan is booked, provided such loan remains on the books during such time;

             (ii) Commercial Loans -- One (1%) percent of principal (renewals of commercial loans and commercial lines of credit do not qualify);

             (iii) Bridge Loans -- one quarter of one percent (.25%) of the average annual balance for the first year;

             (iv) Home Equity and Other Lines of Credit -- one-half of one percent (0.50%) of the average annual balance for the first year;

             (v) Deposits -- Credited on a schedule equivalent to the schedule applicable for other loan officers of Patriot as determined by the Management Committee and the Board of Directors from time to time (see Schedule B);

             (vi) No referral credits will be given on residential mortgages, HELOC, or end-financing on construction loans originated by other Patriot employees, underwritten by Patriot and held in Patriot's portfolio.


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


                                   SCHEDULE B




----------------------------------------------------------------------------------------------
                           Assumes a Base Salary of $150,000
----------------------------------------------------------------------------------------------
% of Goal                        90%       100%       125%       150%       175%      200%
----------------------------- ---------- ---------- ---------- ---------- --------- ----------
% of Bonus Target Pay Out        75%       100%       125%       150%       175%      200%
----------------------------- ---------- ---------- ---------- ---------- --------- ----------
Pay Out          Deposits       $984      $1,500     $1,875     $2,813     $3,281    $7,500
---------------- ------------ ---------- ---------- ---------- ---------- --------- ----------


Deposits:    $450,000 average per quarter (10% of loans) comprised of checking, savings and money market accounts, of which at least $150,000 shall be non-interest bearing checking accounts. CD's are excluded.




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